Exhibit 99.1

For Immediate Release

May 12, 2004

SHAREHOLDERS OF

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

AND INDEPENDENCE BANCORP APPROVE STRATEGIC ALLIANCE

Harrodsburg, Kentucky and New Albany, Indiana - May 12, 2004 - Harrodsburg First Financial Bancorp, Inc. (NASDAQ: HFFB), the holding company of First Financial Bank headquartered in Harrodsburg, Kentucky (“Harrodsburg”) and Independence Bancorp, the holding company of 1st Independence Bank, headquartered in New Albany, Indiana, (“Independence”) today jointly announced that shareholders of both companies approved the merger at their annual meetings held on May 10, 2004 and May 11, 2004, respectively. Upon completion of the merger, Independence will merge with and into Harrodsburg and First Financial Bank will merge with and into 1st Independence Bank (the “Resulting Bank”). The Resulting Bank changed its name to 1st Independence Bank from Independence Bank on May 3. 2004. After the merger of Harrodsburg and Independence, the resulting company will be called 1st Independence Financial Group, Inc. (the “Resulting Corporation”). Additionally, shareholders of Harrodsburg also ratified a new stock option plan, ratified the appointment of the company’s auditors, and reelected two of its current board members. Shareholders of Independence also reelected three of its current board members.

On May 10, 2004 and May 11, 2004, respectively, regulatory approvals were received from the Indiana Department of Financial Institutions and the Federal Reserve Board of St. Louis. As previously disclosed last week, the Office of Thrift Supervision approved First Financial’s notice to merge with and into 1st Financial Bank, upon consummation of the merger. Upon receiving the remaining regulatory approvals, the merger is scheduled to close on or about July 9, 2004. The companies are expecting to receive regulatory approvals from the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation by May 31, 2004.

At the annual meeting of Harrodsburg shareholders, Arthur L. Freeman, Chairman and Chief Executive Officer stated, “We want to thank our shareholders for their support of this strategic alliance with Independence Bancorp. By combining our companies we can create a strong franchise in the southern Indiana and greater Louisville and central Kentucky market areas, that will provide significant long-term benefits to our shareholders and customers alike.”

Commenting at Independence’s annual meeting of shareholders, President and Chief Executive Officer, N. William White stated, “We are thankful to our shareholders for their support of this strategic alliance. As I stated previously, this is a ‘win-win’ combination, allowing Harrodsburg to leverage its capital and access the fast growing markets served by Independence, while giving Independence the capital and size to take advantage of the opportunities available in both its banking and mortgage markets.”

Upon completion of the merger, Arthur L. Freeman, Chairman of the Board and Chief Executive Officer of Harrodsburg, will become Chairman of the Board and Chief Executive Officer of the Resulting Corporation and Chairman of the Board of the Resulting Bank. Matthew C. Chalfant, Chairman of the Board of Independence, will become Vice Chairman of the Board of the Resulting

Corporation and the Resulting Bank. N. William White, President and Chief Executive Officer of Independence, will become President and Director, of the Resulting Corporation and President and Chief Executive Officer and Director of the Resulting Bank. Additionally, certain directors of Harrodsburg, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, and W. Dudley Shryock, and certain directors of Independence, Charles L. Moore II, Ronald L. Receveur, and Stephen R. Manecke, will be appointed directors of the Resulting Corporation and the Resulting Bank.

R. Michael Wilbourn, Executive Vice President and Chief Financial Officer of Independence, will be appointed Executive Vice President and Chief Financial Officer of the Resulting Corporation and Resulting Bank. Additionally, Alan D. Shepard, Executive Vice President of Independence, will be appointed Executive Vice President of the Resulting Corporation and the Resulting Bank.

Harrodsburg, located in central Kentucky has approximately $179 million in assets and two full service banking offices in Harrodsburg and Lawrenceburg, Kentucky. Harrodsburg also owns a majority interest in Citizens Financial Bank, Inc., which has one full service banking office in Glasgow, Kentucky. Additional information about Harrodsburg may be found on the company’s website at www.ffbky.com.

Privately held Independence, formed in 1998, has a presence in southern Indiana and Louisville, Kentucky. Independence has approximately $125 million in assets and has four full service banking offices. The offices are in New Albany, Jeffersonville, and Marengo, Indiana and one in Louisville, Kentucky. Independence also operates 1st Independence Mortgage Group, a division of Independence Bank, in Louisville, Kentucky and southern Indiana. Additional information about Independence may be found on the company’s website at www.1stindependence.com.

This release, and other written material and statements management may make, may contain certain forward-looking statements regarding the companies’ prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The companies intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements can be identified by the fact that they include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based upon the current beliefs and expectations of Harrodsburg’s and Independence’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the companies’ control. Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving cost savings within the expected timeframe, difficulties in integrating Harrodsburg and Independence, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Harrodsburg and Independence are engaged, changes in the securities markets, and other factors that may be subject to circumstances beyond Harrodsburg’s and Independence’s control. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Harrodsburg and Independence undertake no obligation to revise these statements following the date of this press release.

For more information contact:

Arthur L. Freeman	N. William White
Chairman of the Board and CEO	President and CEO
Harrodsburg First Financial Bancorp, Inc.	Independence Bancorp
(859) 734-5452	(812) 944-1400

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